Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Local Corporation

Irvine, California

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated April 2, 2013, relating to the consolidated financial statements, the effectiveness of Local Corporation’s internal control over financial reporting, and schedule of Local Corporation (the “Company”) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012. Our report contained an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP
Costa Mesa, California

May 6, 2013